SECURITY AGREEMENT


This SECURITY AGREEMENT (this "Agreement") is made and entered into this 14th day of January, 1999, by and between MLFC Corporation, a California corporation (hereinafter "Secured Party"), and SGI INTERNATIONAL, a Utah corporation (hereinafter "SGI").

                                    RECITALS

A. SGI has entered into (i) that certain Joint Venture Formation Agreement by and between SGI and Secured Party of even date herewith, (ii) that certain Operating Agreement for LFC Technologies, LLC ("LLC") by and between SGI and Secured Party of even date herewith, (iii) that certain License Agreement by and between SGI and LLC of even date herewith and (iv) that certain Service Agreement by and between SGI and LLC of even date herewith (collectively, the "LFC Agreements").

B. As a material part of the consideration provided by SGI under the LFC Agreements, SGI wishes to grant to Secured Party a security interest in the Collateral (as hereinafter defined) to secure payment and performance of the Obligations (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used in this Agreement:

a. "Collateral" means all right, title and interest of SGI in and to the patents and patent applications identified on Exhibit A; all reissues, divisions, renewals, continuations, continuations-in-part and extensions; and all licenses thereunder, whether currently owned or existing, or hereafter invented, adopted or acquired.

b. "Lien" means any security interest, mortgage, pledge, lien, attachment, claim, charge, encumbrance, agreement retaining title, or lessor's interest covering the Collateral.

c. "Obligations" means all existing and future obligations of SGI to Secured Party and LLC, including, without limitation, under the LFC Agreements.

d. Terms defined in the California Uniform Commercial Code not otherwise defined in this Agreement are used in this Agreement as defined in that code on the date of this Agreement.

2. Grant of Security Interest. SGI hereby grants Secured Party a security interest in the Collateral to secure performance of the Obligations.

3. SGI's Covenants. SGI promises:

a. To perform the Obligations to Secured Party.

b. To pay all expenses, including attorneys' fees, incurred by Secured Party in the perfection, preservation, realization, enforcement, and exercise of its rights under this Agreement.

c. To indemnify Secured Party against loss of any kind, including attorneys' fees, caused to Secured Party by reason of its interest in the Collateral.

d. Not to permit Liens on the Collateral, except the lien granted hereby to Secured Party.

e. To perform all acts necessary to maintain, preserve, and protect the Collateral.

f. To furnish Secured Party reports relating to the Collateral at Secured Party's request.

4. Termination. This Agreement will terminate when (a) SGI completes performance of all obligations; (b) Secured Party has no commitment that could give rise to an Obligation; and (c) SGI has notified Secured Party in writing of the termination.

5. Default. SGI will be in default under this Agreement if:

a. SGI commits any material breach of this Agreement, any present or future supplement to this Agreement, any of the LFC Agreements or any other agreement between SGI and Secured Party evidencing any Obligation or securing it.

b. Any warranty, representation, or statement made, or any financial statement, certificate or other document provided, by or on behalf of SGI in or with respect to this Agreement is or was materially false or misleading when made.

c. There is a seizure or attachment of, or a levy on, the Collateral in an amount greater than $10,000 which is not released or discharged within forty-five (45) days thereafter.

d. SGI ceases operations, is dissolved, terminates its existence, sells substantially all of its assets or any material portion thereof, or becomes insolvent or unable to meet its debts as they mature.

6. Remedies. When an event of default occurs:

a. Secured Party may exercise all rights and remedies available to a secured creditor after default, including but not limited to the rights and remedies of secured creditors under the California Uniform Commercial Code.

b. Secured Party's notice of the time and place of the public sale of the Collateral, or the time on or after which a private sale or other disposition of the collateral will be made, will be reasonable if sent to SGI in the manner for giving notice at least ten (10) days before the public or private sale.

c. SGI must make all records relating to the Collateral available to Secured Party as Secured Party directs.

7. Costs and Attorneys' Fees. The prevailing party shall pay all cost and expenses incurred in any action arising out of this Agreement, including reasonable attorneys' fees.

8. Waiver. no waiver by Secured Party of any breach or default will be a waiver or any breach or default occurring later. A waiver will be valid only if it is in writing and signed by Secured Party.

9. Survival of Representations and Warranties. SGI's representations, warranties and covenants made in this Agreement will survive its execution, delivery, and termination.

10. Assignment. This Agreement will bind and benefit the successors and assignees of the parties, but SGI may not assign its rights under the Agreement without the prior written consent of Secured Party.

11. Governing Law. This Agreement will be governed by the internal laws (and not the law of conflicts of laws) of the State of California.

12. Entire Agreement. This Agreement is the entire Agreement, and supersedes any prior agreement or understandings, between Secured Party and SGI relating to the subject matter hereof.

13. Further Assurances. SGI agrees that from time to time, at the expense of SGI, SGI will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect the security interest granted hereby.

14. Arbitration.

(a) If a dispute arises between the parties relating to the interpretation of performance of or non-performance under this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting promptly following the request of a party, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration in Los Angeles, California in accordance with the rules of the American Arbitration Association as in effect as of the date of this Agreement. To the extent not provided under the rules of the American Arbitration Association, the parties shall have the right of discovery as accorded to parties in civil litigation under the U.S. Federal Rules of Civil Procedure. The parties shall bear all or any unequal portion of the prevailing party's cost (including, without limitation, the prevailing party's reasonable attorneys fees). The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. Decisions of the arbitrators shall be made by a majority vote. The award rendered in an arbitration commenced hereunder shall be final and conclusive and judgment thereon may be rendered in any court having jurisdiction for its enforcement.

(b) The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of or non-performance under this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason and sahll notwithstanding compliance or non-use of the good faith resolution procedures of this Section.

c) Notwithstanding the foregoing, in the event of any breach or threatened or imminent beach of the provisions of this Agreement intended to protect proprietary information or designed to restrict the use of intellectual property rights, the parties hereto may seek temporary or intermediate injunctive relief (and similar remedies) from a court of competent jurisdiction and without having to pursue the good faith resolution efforts of this Section. For purposes of any litigaiton pursuant to the foregoing sentence or for purposes of enforcing the decision of the arbitrator pursuant to this Section, the parties hereby (i) consent tot he exclusive jurisdiction of Federal and State courts located in Los Angeles, California, (ii) agree to not contest venue before such courts on grounds of forum non conveniens or otherwise, and (iii) agree that service of process may be had by mail or by any other method permitted by applicable laws and rules.

(d) Upon written request by either party, the arbitration shall be consolidated with any other arbitration involving any dispute, claim or controversy arising out of or in relation to any of the LFC Agreements or any other document with respect to the LLC, or the breach, termination or invalidity thereof.

15. Notices. Notices under this Agreement are considered to be served (i) upon receipt when sent by facsimilie to the fax number set forth below, or
(ii) after they are deposited in the United States mail, with pre-paid first class postage, addressed as follows:

SGI:      SGI International
          1200 Prospect Street, Suite 325
          La Jolla, CA  92037
          Attn: Joseph A. Savoca

Secured Party:  MLFC Corporation
          520 Madison Avenue
          New York, NY  10022
          Attn: Kazushi Okawa

Either party may change its address for service of notice, by notice to the other.

16. Representations of SGI. SGI hereby warrants and represents to Secured Party that (i) SGI has full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and performance of this agreement have been duly authorized by SGI, (ii) except as has been previously disclosed to Secured Party in writing, there are no liens on the collateral; and (iii) the execution, delivery and performance by SGI of this Agreement will not conflict with or result in a breach of any other agreement to which SGI is a party or by which the Collateral is bound.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


SGI International, A Utah Corporation

By:  /s/ JOSEPH A. SAVOCA
__________________________________
Name: Joseph A. Savoca
Title: Chief Executive Officer and
Chairman of the Board


MLFC Corporation, a California Corporation

By:   /s/ HAJIME KATSUMURA
_____________________________________
Name Hajime Katsumura